Free Writing Prospectus

Dated September 24, 2019

Filed Pursuant to Rule 433

Registration Statement No. 333-215046

FOR ADDITIONAL INFORMATION

Investor Relations

Heather Kos

+1 844-632-1060

IR@univar.com

Media Relations

Dwayne Roark

+1 331-777-6031

mediarelations@univar.com

Univar Solutions Announces Pricing of Sale of 11,594,268 Shares of Common Stock

by Clayton, Dubilier & Rice LLC

DOWNERS GROVE, ILL. – September 24, 2019 – Univar Solutions Inc. (NYSE:UNVR) (“Univar Solutions”) announced today the pricing of the previously announced public offering of 11,594,268 shares of Univar Solutions’ common stock (representing approximately 6.9% of its issued and outstanding shares) by investment funds affiliated with Clayton, Dubilier & Rice LLC (“CD&R”), to Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as the underwriters in the registered public offering of those shares, at a price to the public of $21.20 per share. The offering is expected to close and settle on September 25, 2019.

CD&R will receive all of the net proceeds from this offering representing the conclusion of a 9-year investment in Univar Solutions. No shares are being sold by Univar Solutions. Following the offering, it is expected that CD&R will no longer hold any shares of Univar Solutions’ common stock.

A shelf registration statement (including a prospectus) for the offering to which this communication relates has previously been filed with the U.S. Securities and Exchange Commission and has become effective. Before you invest, you should read the prospectus in that registration statement and other documents Univar Solutions has filed with the SEC for more complete information about Univar Solutions and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement, when available, may be obtained from Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, e-mail: Prospectus-ny@ny.email.gs.com or J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Univar Solutions

Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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